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                                  EXHIBIT 8.1
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                                December 22, 2005




Popular ABS, Inc.
103 Springer Building
3411 Silverside Road
Wilmington, Delaware  19810

        RE: POPULAR ABS, INC. MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-6
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Ladies and Gentlemen:

                  We have acted as counsel to and for Popular ABS, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer and sale of the Popular ABS, Inc. Mortgage Pass-Through Certificates, Series 2005-6, consisting of (i) the following classes of publicly offered certificates: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 (collectively, the "PUBLICLY OFFERED CERTIFICATES"), and (ii) the following classes of privately offered certificates: Class B-1, Class B-2 and Class B-3 (collectively, the "PRIVATELY OFFERED CERTIFICATES" and, together with the Publicly Offered Certificates, the "OFFERED CERTIFICATES"). The offer and sale of the Publicly Offered Certificates is being made pursuant to the Company's Prospectus dated October 17, 2005 (the "PROSPECTUS"), as supplemented by the Company's Prospectus Supplement dated December 19, 2005 (the "PROSPECTUS SUPPLEMENT"), in the form transmitted for filing with the United States Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 on December 19, 2005. The offer and sale of the Privately Offered Certificates is being made pursuant to (i) the Purchase Agreement dated as of December 22, 2005 (the "PURCHASE AGREEMENT") among the Company, Equity One, Inc., a Delaware corporation ("EQUITY ONE"), and the initial purchasers referenced therein, and (ii) the Confidential Private Placement Memorandum dated December 22, 2005 (the "PPM"). The Offered Certificates, the Class R Certificates and Class X Certificates (collectively, the "CERTIFICATES") will be issued pursuant to a certain Pooling and Servicing Agreement dated as of December 1, 2005 among the Company, as depositor, Equity One, as servicer, the sellers referenced therein (collectively, the "SELLERS"), and JPMorgan Chase Bank, N.A., as trustee (the "POOLING AGREEMENT").

                  We have examined copies of the Prospectus, the Prospectus Supplement and the PPM, signed copies of the Pooling Agreement and the Purchase

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Popular ABS, Inc.
December 22, 2005
Page 2


Agreement, a specimen certificate of each class of the Certificates, and such other records, documents, and statutes as we have deemed necessary for purposes of this opinion.

                  In rendering the opinion below, we express no opinion as to any laws other than the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing federal judicial decisions, all of which are subject to change either prospectively or retroactively.

                  This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law which may occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

                  Based upon, and subject to, the foregoing, we are of the opinion that the information set forth in (i) the Prospectus and the Prospectus Supplement under the caption "Federal Income Tax Consequences," and (ii) the PPM under the caption "Certain Federal Income Tax Considerations", to the extent it constitutes matters of law or legal conclusions, is correct in all material respects. The opinions set forth in the Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences" and in the PPM under the heading "Certain Federal Income Tax Considerations" are hereby confirmed.

                  We have relied without independent investigation upon the representations and warranties of the Company, Equity One, and the Sellers in the Pooling Agreement and the Purchase Agreement. Furthermore, we have assumed and relied upon, without independent investigation, (i) the authenticity and due authorization, execution, and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) conformity to the originals of all documents submitted to us as certified or photostatic copies.

                  The advice above was not written and is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed. The advice is written to support the promotion or marketing of the above referenced transaction. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor. We provide the foregoing disclaimer to satisfy obligations we have under Circular 230 governing standards of practice before the Internal Revenue Service.
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Popular ABS, Inc.
December 22, 2005
Page 3


                  We hereby consent to the filing of this opinion letter by the Company as an exhibit to a Current Report on Form 8-K with respect to the Popular ABS, Inc. Mortgage Pass-Through Certificates, Series 2005-6.

                                 Very truly yours,

                                 Stradley, Ronon, Stevens & Young, LLP



                                 By:    /s/ William S. Pilling, III
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                                      William S. Pilling, III, a Partner